Exhibit 5.1

SIDLEY AUSTIN LLP	BEIJING	NEW YORK
787 SEVENTH AVENUE	BRUSSELS	PALO ALTO
NEW YORK, NY 10019	CHICAGO	SAN FRANCISCO
(212) 839 5300	DALLAS	SHANGHAI
(212) 839 5599 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.
LOS ANGELES

FOUNDED 1866

June 8, 2010

International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

Ladies and Gentlemen:

We are acting as counsel to International Game Technology, a Nevada corporation (the “Company”), in connection with the proposed issuance and sale of $300,000,000 principal amount of the Company’s 5.50% Notes due 2020 (the “Notes”) pursuant to the prospectus supplement dated June 3, 2010 (the “Prospectus Supplement”), supplementing the prospectus dated March 27, 2009 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-158250) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2009.  As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes are to be issued pursuant to an Indenture, dated as of June 15, 2009 (the “Original Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the second supplemental indenture, dated June 8, 2010 (the “Second Supplemental Indenture” and collectively with the Original Indenture, the “Indenture”).

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes in global form, (v) the executed Underwriting Agreement, dated as of June 3, 2010, by and between the Company and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein (the “Underwriting Agreement”), (vi) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, each as certified by the Assistant Secretary of the Company on the date hereof as being true, correct, complete and in effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the issuance and sale of the Notes (the “Board Resolutions”) and (vii) the officers’ certificate dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions. We also have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion set forth below.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equity principles, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the Federal laws of the United States of America and the laws of the State of New York.  To the extent that any of the matters set forth in the foregoing opinions and other statements are governed by or arise under the laws of the State of Nevada, we have relied exclusively, without independent investigation or verification, upon the letter of Kenneth Creighton, Esq., Assistant Secretary and Vice President Corporate Legal to the Company, of even date herewith.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Notes.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP